As filed with the Securities and Exchange Commission on August 3, 2011

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CASTLE BRANDS INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	41-2103550
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

122 East 42nd Street, Suite 4700 New York, New York 10168 (646) 356-0200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alfred J. Small, Senior Vice President, Chief Financial Officer, Treasurer and Secretary Castle Brands Inc. 122 East 42nd Street, Suite 4700 New York, New York 10168 (646) 356-0200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to: Robert L. Grossman, Esq. Greenberg Traurig, P.A. 333 Avenue of the Americas, Suite 4400 Miami, FL 33131 (305) 579-0500 (305) 579-0717 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Aggregate Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Primary Offering:
Common stock, $0.01 par value (2)
Warrants to purchase common stock, $0.01 par value (2)
Total Primary Offering (2)	$10,000,000.00			$10,000,000.00		$1,161.00	(3)
Secondary Offering:
Common stock, $0.01 par value, issuable upon conversion of 10% Series A Convertible Preferred Stock (4)	23,442,736	$0.295	(5)	$6,915,607.12	(5)	$802.90
Common stock, $0.01 par value, issuable as dividends on 10% Series A Convertible Preferred Stock (6)	7,759,656	$0.295	(5)	$2,289,098.52	(5)	$265.76
Common stock, $0.01 par value, issuable upon exercise of Common Stock Purchase Warrants (7)	11,721,373	$0.295	(5)	$3,457,805.04	(5)	$401.45
Total Secondary Offering	42,923,765	$0.295	(5)	$12,662,510.68	(5)	$1,470.12
Total (Primary and Secondary Offerings)				$22,662,510.68	(5)	$2,631.12

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such additional shares of common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)
A presently indeterminable number or amount of the securities of each identified class as shall have an aggregate offering price not to exceed $10.0 million are being registered as may, from time to time, be sold in primary offerings at indeterminate prices.  Securities registered hereunder with respect to the primary offering may be sold separately, together or as units with other securities registered hereunder.

(3)	The amount of the registration fee for the primary offering has been calculated in accordance with Rule 457(o) under the Securities Act.
(4)
Includes 7,088,820 shares of common stock issuable upon conversion of currently outstanding shares of 10% Series A Convertible Preferred Stock and 16,353,916 shares of common stock issuable upon conversion of shares of 10% Series A Convertible Preferred Stock that certain selling securityholders are irrevocably bound to purchase following shareholder approval of such purchase.

(5)
The amount is based on the average of the high and low prices of the registrant’s common stock on the NYSE Amex on July 29, 2011 and is used solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.

(6)	Estimated number of shares of common stock which may be issued in payment of dividends on shares of 10% Series A Convertible Preferred Stock.
(7)
Includes 3,544,413 shares of common stock issuable upon the exercise of currently outstanding Common Stock Purchase Warrants and 8,176,960 shares of common stock issuable upon the exercise of Common Stock Purchase Warrants that certain selling securityholders are irrevocably bound to purchase following shareholder approval of such purchase.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus
Subject to Completion, August 3, 2011

CASTLE BRANDS INC.

Common Stock
Warrants

This prospectus relates to the public offer and sale from time to time together, separately or as units, of common stock and warrants in amounts, at prices, and on other terms to be determined at the time of sale, up to an aggregate amount of $10.0 million, referred to as the shelf securities.  In addition, this prospectus relates to 42,923,765 shares of our common stock, referred to as the resale shares, that may be offered for resale for the account of the selling securityholders set forth in this prospectus under the heading “Selling Securityholders” beginning on page 12.  All of the resale shares are issuable, or may in the future become issuable, in connection with the private placement of approximately 7,127 shares of our 10% Series A Convertible Preferred Stock, referred to as the Series A preferred stock or preferred stock, and approximately 11.7 million common stock purchase warrants, referred to as the June 2011 warrants, that we entered into in June 2011, referred to as the June 2011 financing, which is more fully described in the section entitled “Summary.”  We may offer and sell the shelf securities, and the selling securityholders may offer and sell the resale shares, separately, together or as units, in separate classes or series, in amounts, at prices and on terms to be determined at the time of sale and set forth in a supplement to this prospectus.  You should read this prospectus, the applicable prospectus supplement and other offering materials carefully before you invest.

We may offer the shelf securities from time to time through public or private transactions, and in the case of our common stock, on or off the NYSE Amex, at prevailing market prices or at privately negotiated prices.  Sales may be made directly to purchasers or to or through agents, broker-dealers or underwriters.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the agents or underwriters and any applicable fees, commissions or discounts.  Our net proceeds from the sale of shelf securities will also be set forth in the applicable prospectus supplement.

The resale shares may only be offered for resale by the selling securityholders pursuant to this prospectus if and when they are actually issued.  The resale shares are comprised of the following: (a) approximately 23.4 million shares of common stock issuable upon conversion of our Series A preferred stock, (b) an additional approximately 7.8 million shares of common stock that have been registered pursuant to the registration statement of which this prospectus forms a part to cover resales by the selling securityholders of shares of our common stock which may be issued to them in the future in payment of dividends on the Series A preferred stock, and (c) approximately 11.7 million shares of common stock issuable upon exercise of the June 2011 warrants.

Some or all of the selling securityholders may offer and sell the resale shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 21.  The price to the public for the shares and the proceeds to the selling securityholders at any time will depend on the terms of such sales.

Our common stock is traded on the NYSE Amex under the symbol “ROX.” On July 29, 2011, the last reported sale price of our common stock was $0.30.

We will not receive any proceeds from the sale of the resale shares covered by this prospectus, but we will receive proceeds from the sale of shelf securities and any cash exercise of the June 2011 warrants.  We are bearing all of the expenses in connection with this offering, but all selling and other expenses incurred by the selling securityholders, including commissions and discounts, if any, attributable to the sale or disposition of the resale shares, will be borne by them.

As of July 29, 2011, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $11,351,870, which was calculated based on 37,839,567 shares of outstanding common stock held by non-affiliates and on a price per share of $0.30, the closing price of our common stock on July 29, 2011.  Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell the shelf securities in a public primary offering with a value exceeding more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period so long as our market value remains below $75.0 million.  We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 3 for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2011

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different or additional information from that contained in this prospectus or to make representations as to matters not stated in this prospectus.  We and the selling securityholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted or legal.  You should not assume that the information contained in this prospectus and the documents incorporated by reference herein is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of our common stock.  Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Table of Contents

SUMMARY	1

RISK FACTORS	3

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	10

USE OF PROCEEDS	11

SELLING SECURITYHOLDERS	12

DESCRIPTION OF CAPITAL STOCK	16

DESCRIPTION OF WARRANTS	20

PLAN OF DISTRIBUTION	21

LEGAL MATTERS	23

EXPERTS	23

PROSPECTUS SUPPLEMENTS	23

WHERE YOU CAN FIND ADDITIONAL INFORMATION	24

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	24

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC.  By using a shelf registration statement, we may sell any combination of the shelf securities described in this prospectus from time to time together, separately or as units, of common stock and warrants in amounts, at prices, and on other terms to be determined at the time of sale, up to an aggregate amount of $10.0 million.

This prospectus only provides you with a general description of the shelf securities we may offer.  Each time we sell shelf securities, we will provide a supplement to this prospectus that contains specific information about the terms of the shelf securities offered.  The supplement may also add, update or change information contained in this prospectus.  Before purchasing any shelf securities, you should carefully read this prospectus, any supplement and any free writing prospectus related to the applicable shelf securities that is prepared by us or on our behalf or that is otherwise authorized by us, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” found on page 24.

We will not use this prospectus to offer and sell shelf securities unless it is accompanied by a supplement that more fully describes the shelf securities being offered and the terms of the offering.

This prospectus also offers for resale 42,923,765 shares of our common stock.  The resale shares may be offered for resale for the account of the selling securityholders set forth in this prospectus under the heading “Selling Securityholders” beginning on page 12.  All of the resale shares are issuable, or may in the future become issuable, in connection with the private placement of approximately 7,127 shares of our Series A preferred stock and approximately 11.7 million June 2011 warrants, that we entered into in June 2011, which is more fully described in the section entitled “Summary.”  The resale shares will be offered for resale pursuant to a prospectus supplement that will set forth additional information regarding the selling securityholders, the plan of distribution and other matters with respect to such offering.

ii

SUMMARY

This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, as well as the documents incorporated by reference, before making an investment decision.

The Company

We develop and market premium brands in the following beverage alcohol categories: rum, whiskey, liqueurs, vodka, tequila and wine. We distribute our products in all 50 U.S. states and the District of Columbia, in twelve primary international markets, including Ireland, Great Britain, Northern Ireland, Germany, Canada, Bulgaria, France, Russia, Finland, Norway, Sweden, China and the Duty Free markets, and in a number of other countries in continental Europe and Latin America. We market the following brands, among others, Gosling’s Rum®, Jefferson’s®, Jefferson’s Reserve® and Jefferson’s Presidential SelectTM bourbons, Clontarf® Irish whiskey, Pallini® liqueurs, Boru® vodka, Knappogue Castle Whiskey® , TierrasTM tequila, Travis Hasse’s Original® Pie Liqueurs, A. de Fussigny® Cognacs and Betts & SchollTM wines, including the CC:TM line of wines.

Effective as of February 9, 2010, we completed a reincorporation transaction under which Castle Brands Inc., a Delaware corporation, or Castle Delaware, merged with and into Castle Brands (Florida) Inc., a Florida corporation and wholly-owned subsidiary of Castle Delaware, or Castle Florida, with Castle Florida being the surviving entity, which we refer to as the reincorporation, and being renamed Castle Brands Inc. As a result of the reincorporation, the legal domicile of the surviving entity is now the State of Florida.  In the reincorporation, each outstanding share of Castle Delaware common stock, par value $0.01 per share, was converted into one share of Castle Florida common stock, par value $0.01 per share.

Castle Florida was incorporated in Florida in 2009 and is the successor to Castle Delaware, which was incorporated in Delaware in 2003.

We maintain our principal executive and management office at 122 East 42nd Street, Suite 4700, New York, New York 10168.  Our phone number is (646) 356-0200.

Private Placement

On June 8, 2011 we entered into agreements with the selling securityholders relating to a private placement of an aggregate of approximately $7.1 million of newly-designated Series A preferred stock.  Holders of Series A preferred stock are entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 10% per annum, whether or not declared by our board, which are payable in shares of our common stock upon conversion of the Series A preferred stock or upon a liquidation. We completed a private offering with certain selling securityholders of approximately $2.2 million of Series A preferred stock for its stated value of $1,000 per share and June 2011 warrants to purchase 50% of the number of shares of our common stock issuable upon conversion of such Series A preferred stock.  Subject to adjustment (including dilutive issuances), the Series A preferred stock is convertible into shares of our common stock at a conversion price of $0.304 per share and the June 2011 warrants have an exercise price of $0.38 per share.

Also on June 8, 2011, certain selling securityholders who are directors, officers and other affiliates of ours agreed to purchase an aggregate of approximately $1.0 million of Series A preferred stock and June 2011 warrants on substantially the same terms described above, subject to shareholder approval of such issuance in accordance with the rules and regulations of the NYSE Amex.  Pending such shareholder approval, we issued an aggregate of approximately $1.0 million in promissory notes to these selling securityholders, which notes and accrued but unpaid interest thereon will convert automatically into Series A preferred stock and June 2011 warrants following shareholder approval.  These notes bear interest at 10% per annum and mature 18 months from the date of issuance, subject to prior conversion upon shareholder approval.  The selling securityholders include Frost Gamma Investments Trust, an entity affiliated with Dr. Phillip Frost, a director and principal shareholder of our company, Mr. Richard Lampen, our chief executive officer and a director of our company, Mr. Mark Andrews, our chairman of the board, and certain of his affiliates, Mr. John Glover, our chief operating officer, and Mr. Alfred Small, our senior vice president, chief financial officer, treasurer and secretary.

Also on June 8, 2011, certain selling securityholders who are holders of our outstanding debt, including certain of our directors, officers and other affiliates, agreed to purchase shares of Series A preferred stock and June 2011 warrants in exchange for approximately $3.6 million aggregate principal amount of our existing debt, which we refer to as the exchange debt, and accrued but unpaid interest thereon, on substantially the same terms described above, subject to shareholder approval of such issuance in accordance with the rules and regulations of the NYSE Amex.  The affiliate debt holders include Frost Gamma Investments Trust, Vector Group Ltd., a principal shareholder of ours, Mr. Lampen , Mr. Andrews, Lafferty Ltd., a principal shareholder of our company and IVC Investments, LLLP, an entity affiliated with Mr. Glenn Halpryn, a director of ours, and Betts & Scholl, LLC, an entity affiliated with Mr. Dennis Scholl, a director of ours (who converted principal, but not accrued but unpaid interest thereon).

If we sell or grant any option to purchase or any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents entitling any person to acquire common stock at an effective price per share that is lower than the then conversion price of the Series A preferred stock, the holders of the Series A preferred stock and June 2011 warrants will be entitled to an adjusted conversion price and additional shares of common stock upon the exercise of the June 2011 warrants.

We agreed to register for resale hereunder the shares of common stock issuable upon conversion of the Series A preferred stock, the shares of common stock which may be issued in the future in payment of dividends on the Series A preferred stock and the shares of common stock issuable upon exercise of the June 2011 warrants.

The Offering

Common stock and warrants to be offered by us	Up to $10.0 million of common stock and warrants in any combination from time to time together, separately or as units, in amounts, at prices, and on other terms to be determined at the time of sale.

Common stock to be offered by the selling securityholders	42,923,765 shares(1)

Use of proceeds
We will not receive any proceeds from the sale of the resale shares covered by this prospectus, but we will receive proceeds from the sale of shelf securities and any cash exercise of the June 2011 warrants.  Except as may be otherwise set forth in any prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from sales of shelf securities and the proceeds received from the exercise of the June 2011 warrants, if any, under which some of the resale shares are issuable, for working capital and other general corporate purposes.  Pending these uses, the net proceeds may also be temporarily invested in short-term securities.

NYSE Amex symbol	ROX

(1) Includes (a) 23,442,736 shares of common stock issuable upon conversion of our Series A preferred stock, which includes the conversion of accrued but unpaid interest on the exchange debt through September 12, 2011, (b) an additional 7,759,656 shares of common stock that have been registered pursuant to the registration statement of which this prospectus forms a part to cover resales by the selling securityholders of shares of our common stock which may be issued to them in the future in payment of dividends on the Series A preferred stock, and (c) 11,721,373 shares of common stock issuable upon exercise of the June 2011 warrants, which include June 2011 warrants to be issued in respect of the conversion of accrued but unpaid interest on the exchange debt through September 12, 2011.

RISK FACTORS

You should carefully consider all of the material risks described below before you decide to invest in our company. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.

Risk Factors Relating to Our Business

Recent worldwide and domestic economic trends and financial market conditions could adversely impact our financial performance.

The worldwide and domestic economies have experienced adverse conditions and may be subject to further deterioration for the foreseeable future. We are subject to risks associated with these adverse conditions, including economic slowdown and the disruption, volatility and tightening of credit and capital markets.

This global economic situation could adversely impact our major suppliers, distributors and retailers. The inability of suppliers, distributors or retailers to conduct business or to access liquidity could impact our ability to distribute our products.

There can be no assurance that market conditions will improve in the near future. A prolonged downturn, further worsening or broadening of the adverse conditions in the worldwide and domestic economies could affect consumer spending patterns and purchases of our products, and create or exacerbate credit issues, cash flow issues and other financial hardships for us and for our suppliers, distributors, retailers and consumers. Depending upon their severity and duration, these conditions could have a material adverse impact on our business, liquidity, financial condition and results of operations. We are unable to predict the likely duration and severity of the current disruption in the financial markets and the adverse economic conditions in the United States and other markets.

We have never been profitable, and believe we will continue to incur net losses for the foreseeable future.

We have incurred losses since our inception, including a net loss of $6.3 million for fiscal 2011, and had an accumulated loss of $118.4 million as of March 31, 2011. We believe that we will continue to incur net losses for the foreseeable future as we expect to make continued significant investment in product development and sales and marketing and to incur significant administrative expenses as we seek to grow our brands. We also anticipate that our cash needs will exceed our income from sales for the foreseeable future. Some of our products may never achieve widespread market acceptance and may not generate sales and profits to justify our investment therein. Also, we may find that our expansion plans are more costly than we anticipate and that they do not ultimately result in commensurate increases in our sales, which would further increase our losses. We expect we will continue to experience losses and negative cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including market acceptance of our products, new product introductions and competition. We incur substantial operating expenses at the corporate level, including costs directly related to being an SEC reporting company.

We may require additional capital, which we may not be able to obtain on acceptable terms.  Our inability to raise such capital, as needed, on beneficial terms or at all could restrict our future growth and severely limit our operations.

We have limited capital compared to other companies in our industry.  This may limit our operations and growth, including our ability to continue to develop existing brands, service our debt obligations, maintain adequate inventory levels, fund potential acquisitions of new brands, penetrate new markets, attract new customers and enter into new distribution relationships. If we have not generated sufficient cash from operations to finance additional capital needs, we will need to raise additional funds through private or public equity and/or debt financing. We cannot assure you that, if and when needed, additional financing will be available to us on acceptable terms or at all. If additional capital is needed and either unavailable or cost prohibitive, our operations and growth may be limited as we may need to change our business strategy to slow the rate of, or eliminate, our expansion or reduce or curtail our operations. Also, any additional financing we undertake could impose covenants upon us that restrict our operating flexibility, and, if we issue equity securities to raise capital, such as our Series A preferred stock, our existing shareholders may experience dilution and the new securities may have rights, preferences and privileges senior to those of our common stock.

If our brands do not achieve more widespread consumer acceptance, our growth may be limited.

Most of our brands are early in their growth cycle and have not achieved global brand recognition. Also, brands we may acquire in the future are unlikely to have established global brand recognition. Accordingly, if consumers do not accept our brands, we will not be able to penetrate our markets and our growth may be limited.

We depend on a limited number of suppliers. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the marketplace. We also have annual purchase obligations with certain suppliers.

We depend on a limited number of third-party suppliers for the sourcing of all of our products, including both our own proprietary brands and those we distribute for others. These suppliers consist of third-party distillers, bottlers and producers in the United States, Bermuda, the Caribbean, Australia and Europe. We rely on the owners of Gosling’s rum, Pallini liqueurs, A. de Fussigny Cognacs and Tierras tequila to produce their brands for us. For our proprietary products, we may rely on a single supplier to fulfill one or all of the manufacturing functions for a brand. For instance, Royal Nedalco is the sole producer for Boru vodka; Irish Distillers Limited is the sole provider of our single malt, blended and grain Irish whiskeys; Gaelic Heritage Corporation Limited is the sole producer of our Celtic Crossing Irish liqueur; and Terra Limited is not only the sole producer of our Brady’s Irish cream liqueur but also the only bottler of our Irish whiskeys. We do not have long-term written agreements with all of our suppliers. Also, if we fail to complete purchases of products ordered annually, certain suppliers have the right to bill us for product not purchased during the period. The termination of our written or oral agreements or an adverse change in the terms of these agreements could have a negative impact on our business. If our suppliers increase their prices, we may not have alternative sources of supply and may not be able to raise the prices of our products to cover all or even a portion of the increased costs. Also, our suppliers’ failure to perform satisfactorily or handle increased orders, delays in shipments of products from international suppliers or the loss of our existing suppliers, especially our key suppliers, could cause us to fail to meet orders for our products, lose sales, incur additional costs and/or expose us to product quality issues. In turn, this could cause us to lose credibility in the marketplace and damage our relationships with distributors, ultimately leading to a decline in our business and results of operations. If we are not able to renegotiate these contracts on acceptable terms or find suitable alternatives, our business could be negatively impacted.

We depend on our independent wholesale distributors to distribute our products. The failure or inability of even a few of our distributors to adequately distribute our products within their territories could harm our sales and result in a decline in our results of operations.

We are required by law to use state licensed distributors or, in 18 states known as “control states,” state-owned agencies performing this function, to sell our products to retail outlets, including liquor stores, bars, restaurants and national chains in the United States. We have established relationships for our brands with wholesale distributors in each state; however, failure to maintain those relationships could significantly and adversely affect our business, sales and growth. Over the past decade there has been increasing consolidation, both intrastate and interstate, among distributors. As a result, many states now have only two or three significant distributors. Also, there are several distributors that now control distribution for several states. As a result, if we fail to maintain good relations with a distributor, our products could in some instances be frozen out of one or more markets entirely. The ultimate success of our products also depends in large part on our distributors’ ability and desire to distribute our products to our desired U.S. target markets, as we rely significantly on them for product placement and retail store penetration. We have no formal distribution agreements or minimum sales requirements with any of our distributors and they are under no obligation to place our products or market our brands. Moreover, all of them also distribute competitive brands and product lines. We cannot assure you that our U.S. alcohol distributors will continue to purchase our products, commit sufficient time and resources to promote and market our brands and product lines or that they can or will sell them to our desired or targeted markets. If they do not, our sales will be harmed, resulting in a decline in our results of operations.

While most of our international markets do not require the use of independent distributors by law, we have chosen to conduct our sales through distributors in all of our markets and, accordingly, we face similar risks to those set forth above with respect to our international distribution. Some of these international markets may have only a limited number of viable distributors.

The sales of our products could decrease significantly if we cannot secure and maintain listings in the control states.

In the control states, the state liquor commissions act in place of distributors and decide which products are to be purchased and offered for sale in their respective states. Products selected for listing must generally reach certain volumes and/or profit levels to maintain their listings. Products are selected for purchase and sale through listing procedures which are generally made available to new products only at periodically scheduled listing interviews. Products not selected for listings can only be purchased by consumers in the applicable control state through special orders, if at all. If, in the future, we are unable to maintain our current listings in the 18 control states, or secure and maintain listings in those states for any additional products we may acquire, sales of our products could decrease significantly.

If we are unable to identify and successfully acquire additional brands that are complementary to our existing portfolio, our growth will be limited, and, even if additional brands are acquired, we may not realize planned benefits due to integration difficulties or other operating issues.

A key component of our growth strategy is the acquisition of additional brands that are complementary to our existing portfolio through acquisitions of such brands or their corporate owners, directly or through mergers, joint ventures, long-term exclusive distribution arrangements and/or other strategic relationships. If we are unable to identify suitable brand candidates and successfully execute our acquisition strategy, our growth will be limited. Also, even if we are successful in acquiring additional brands, we may not be able to achieve or maintain profitability levels that justify our investment in, or realize operating and economic efficiencies or other planned benefits with respect to, those additional brands. The addition of new products or businesses entails numerous risks with respect to integration and other operating issues, any of which could have a detrimental effect on our results of operations and/or the value of our equity. These risks include:

•	difficulties in assimilating acquired operations or products;

•	unanticipated costs that could materially adversely affect our results of operations;

•	negative effects on reported results of operations from acquisition related charges and amortization of acquired intangibles;

•	diversion of management’s attention from other business concerns;

•	adverse effects on existing business relationships with suppliers, distributors and retail customers;

•	risks of entering new markets or markets in which we have limited prior experience; and

•	the potential inability to retain and motivate key employees of acquired businesses.

Also, there are special risks associated with the acquisition of additional brands through joint venture arrangements. While we own a controlling interest in our Gosling-Castle Partners strategic export venture and have operational control of DP Castle Partners, LLC, we may not have the majority interest in, or control of, future joint ventures that we may enter into. There is, therefore, risk that our joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with our interests or goals or those of the joint venture. There is also risk that our current or future joint venture partners may be unable to meet their economic or other obligations and that we may be required to fulfill those obligations alone.

Our ability to grow through the acquisition of additional brands will also be dependent upon the availability of capital to complete the necessary acquisition arrangements. We intend to finance our brand acquisitions through a combination of our available cash resources, third party financing and, in appropriate circumstances, the further issuance of equity and/or debt securities. Acquiring additional brands could have a significant effect on our financial position, and could cause substantial fluctuations in our quarterly and yearly operating results. Also, acquisitions could result in the recording of significant goodwill and intangible assets on our financial statements, the amortization or impairment of which would reduce reported earnings in subsequent years.

Currency exchange rate fluctuations and devaluations may have a significant adverse effect on our revenues, sales and overall financial results.

For fiscal 2011, non-U.S. operations accounted for approximately 12.0% of our revenues. Therefore, gains and losses on the conversion of foreign payments into U.S. dollars could cause fluctuations in our results of operations, and fluctuating exchange rates could cause reduced revenues and/or gross margins from non-U.S. dollar-denominated international sales. Also, for fiscal 2011, Euro denominated sales accounted for approximately 8.1% of our total revenue, so a substantial change in the rate of exchange between the U.S. dollar and the Euro could have a significant adverse affect on our financial results. Our ability to acquire spirits and wine and produce and sell our products at favorable prices will also depend in part on the relative strength of the U.S. dollar. We may not be able to hedge against these risks.

We must maintain a relatively large inventory of our products to support customer delivery requirements, and if this inventory is lost due to theft, fire or other damage or becomes obsolete, our results of operations would be negatively impacted.

We must maintain relatively large inventories to meet customer delivery requirements for our products. We are always at risk of loss of that inventory due to theft, fire or other damage, and any such loss, whether insured against or not, could cause us to fail to meet our orders and harm our sales and operating results. Also, our inventory may become obsolete as we introduce new products, cease to produce old products or modify the design of our products’ packaging, which would increase our operating losses and negatively impact our results of operations.

Either our or our strategic partners’ failure to protect our respective trademarks and trade secrets could compromise our competitive position and decrease the value of our brand portfolio.

Our business and prospects depend in part on our, and with respect to our agency or joint venture brands, our strategic partners’, ability to develop favorable consumer recognition of our brands and trademarks. Although both we and our strategic partners actively apply for registration of our brands and trademarks, they could be imitated in ways that we cannot prevent. Also, we rely on trade secrets and proprietary know-how, concepts and formulas. Our methods of protecting this information may not be adequate. Moreover, we may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of this information. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future and result in a judgment or monetary damages being levied against us. We do not maintain non-competition agreements with all of our key personnel or with some of our key suppliers. If competitors independently develop or otherwise obtain access to our or our strategic partners’ trade secrets, proprietary know-how or recipes, the appeal, and thus the value, of our brand portfolio could be reduced, negatively impacting our sales and growth potential.

Risks Related to Our Industry

Adverse public opinion about alcohol could reduce demand for our products.

Anti-alcohol groups have, in the past, advocated successfully for more stringent labeling requirements, higher taxes and other regulations designed to discourage alcohol consumption. More restrictive regulations, negative publicity regarding alcohol consumption and/or changes in consumer perceptions of the relative healthfulness or safety of beverage alcohol could decrease sales and consumption of alcohol and thus the demand for our products. This could, in turn, significantly decrease both our revenues and our revenue growth, causing a decline in our results of operations.

Class action or other litigation relating to alcohol abuse or the misuse of alcohol could adversely affect our business.

Our industry faces the possibility of class action or similar litigation alleging that the continued excessive use or abuse of beverage alcohol has caused death or serious health problems. It is also possible that governments could assert that the use of alcohol has significantly increased government funded health care costs. Litigation or assertions of this type have adversely affected companies in the tobacco industry, and it is possible that we, as well as our suppliers, could be named in litigation of this type.

Also, lawsuits have been brought in a number of states alleging that beverage alcohol manufacturers and marketers have improperly targeted underage consumers in their advertising. Plaintiffs in these cases allege that the defendants’ advertisements, marketing and promotions violate the consumer protection or deceptive trade practices statutes in each of these states and seek repayment of the family funds expended by the underage consumers. While we have not been named in these lawsuits, it is possible we could be named in similar lawsuits in the future. Any class action or other litigation asserted against us could be expensive and time consuming to defend against, depleting our cash and diverting our personnel resources and, if the plaintiffs in such actions were to prevail, our business could be harmed significantly.

Regulatory decisions and legal, regulatory and tax changes could limit our business activities, increase our operating costs and reduce our margins.

Our business is subject to extensive regulation in all of the countries in which we operate. This may include regulations regarding production, distribution, marketing, advertising and labeling of beverage alcohol products. We are required to comply with these regulations and to maintain various permits and licenses. We are also required to conduct business only with holders of licenses to import, warehouse, transport, distribute and sell beverage-alcohol products. We cannot assure you that these and other governmental regulations applicable to our industry will not change or become more stringent. Moreover, because these laws and regulations are subject to interpretation, we may not be able to predict when and to what extent liability may arise. Additionally, due to increasing public concern over alcohol-related societal problems, including driving while intoxicated, underage drinking, alcoholism and health consequences from the abuse of alcohol, various levels of government may seek to impose additional restrictions or limits on advertising or other marketing activities promoting beverage alcohol products. Failure to comply with any of the current or future regulations and requirements relating to our industry and products could result in monetary penalties, suspension or even revocation of our licenses and permits. Costs of compliance with changes in regulations could be significant and could harm our business, as we could find it necessary to raise our prices in order to maintain profit margins, which could lower the demand for our products and reduce our sales and profit potential.

Also, the distribution of beverage alcohol products is subject to extensive taxation both in the United States and internationally (and, in the United States, at both the federal and state government levels), and beverage alcohol products themselves are the subject of national import and excise duties in most countries around the world. An increase in taxation or in import or excise duties could also significantly harm our sales revenue and margins, both through the reduction of overall consumption and by encouraging consumers to switch to lower-taxed categories of beverage alcohol.

We could face product liability or other related liabilities that increase our costs of operations and harm our reputation.

Although we maintain liability insurance and will attempt to limit contractually our liability for damages arising from our products, these measures may not be sufficient for us to successfully avoid or limit liability. Our product liability insurance coverage is limited to $1.0 million per occurrence and $2.0 million in the aggregate and our general liability umbrella policy is capped at $10.0 million. Further, any contractual indemnification and insurance coverage we have from parties supplying our products is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by these suppliers. In any event, extensive product liability claims could be costly to defend and/or costly to resolve and could harm our reputation.

Contamination of our products and/or counterfeit or confusingly similar products could harm the image and integrity of, or decrease customer support for, our brands and decrease our sales.

The success of our brands depends upon the positive image that consumers have of them. Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for our brands, could affect the demand for our products. Contaminants in raw materials purchased from third parties and used in the production of our products or defects in the distillation and fermentation processes could lead to low beverage quality as well as illness among, or injury to, consumers of our products and could result in reduced sales of the affected brand or all of our brands. Also, to the extent that third parties sell products that are either counterfeit versions of our brands or brands that look like our brands, consumers of our brands could confuse our products with products that they consider inferior. This could cause them to refrain from purchasing our brands in the future and in turn could impair our brand equity and adversely affect our sales and operations.

Risk Relating to Owning Our Stock

We may not be able to maintain our listing on the NYSE Amex, which may limit the ability of our shareholders to sell their common stock.

On July 5, 2011, we received a notice from NYSE Amex indicating that we were not in compliance with Section 704 of the NYSE Amex Company Guide in that we did not hold an annual shareholder meeting within one year after our fiscal year ended March 31, 2010.  We submitted a plan of compliance to the NYSE Amex and intend to regain compliance with Section 704 of the NYSE Amex Company Guide by holding a meeting of shareholders for the fiscal years ended March 31, 2010 and March 31, 2011 in September 2011, however, our plan has not yet been approved by the NYSE Amex.  If we do not meet the NYSE Amex continued listing criteria, we may be delisted and trading of our common stock could be conducted in the OTC Bulletin Board or the interdealer quotation systems of the OTC Markets Group Inc. In such case, a shareholder likely would find it more difficult to trade our common stock or to obtain accurate market quotations for it. If our common stock is delisted, it will become subject to the Securities and Exchange Commission’s “penny stock rules,” which impose sales practice requirements on broker-dealers that sell that common stock to persons other than established customers and “accredited investors.” Application of this rule could make broker-dealers unable or unwilling to sell our common stock and limit the ability of shareholders to sell their common stock in the secondary market.

Our executive officers, directors and principal shareholders own a substantial percentage of our voting stock, which allows them to control matters requiring shareholder approval. They could make business decisions for us that cause our stock price to decline and may act by written consent.

As of July 29, 2011, our executive officers, directors and principal shareholders beneficially owned approximately 73% of our common stock, including warrants and options that are exercisable within 60 days of such date and assuming full conversion of the Series A preferred stock and June 2011 warrants to be acquired by such persons in connection with the June 2011 financing.  As a result, if they act in concert, they could control matters requiring approval by our shareholders, including the election of directors, and could have the ability to prevent or cause a corporate transaction, even if other shareholders oppose such action. Also, our charter permits our shareholders to act by written consent. This concentration of voting power could also have the effect of delaying, deterring, or preventing a change of control or other business combination, which could cause our stock price to decline.

Provisions in our articles of incorporation, our bylaws and Florida law could make it more difficult for a third party to acquire us, discourage a takeover and adversely affect existing shareholders.

Our articles of incorporation, our bylaws and the Florida Business Corporation Act contain provisions that may have the effect of making more difficult, delaying, or deterring attempts by others to obtain control of our company, even when these attempts may be in the best interests of our shareholders. These include provisions limiting the shareholders’ powers to remove directors. Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of our common stock, such as our Series A preferred stock. Florida law also imposes conditions on certain “affiliated transactions” with “interested shareholders.”

These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of shareholders to approve transactions that they may deem to be in their best interests.

Our shareholders may experience substantial dilution as a result of the conversion of Series A preferred stock, the exercise of options and warrants to purchase our common stock, or due to anti-dilution provisions relating to any on the foregoing.

As of July 29, 2011, we have outstanding or have entered into agreements to issue approximately 7,127 shares of Series A preferred stock which may convert into 23,442,736 shares of our common stock, not including shares of common stock issuable as dividends on the Series A preferred stock, and June 2011 warrants to purchase 11,721,373 shares of our common stock. Also, as of June 28, 2011, we have reserved 12,000,000 shares of our common stock for issuance upon the exercise of options granted or available to be granted pursuant to our stock option plan, all of which may be granted in the future. The conversion of the Series A preferred stock and the exercise of these options and warrants will result in dilution to our existing shareholders and could have a material adverse effect on our stock price. The conversion price of the Series A preferred stock and certain warrants are also subject to certain anti-dilution adjustments.

We are required to pay liquidated damages to the holders of our Series A preferred stock if we fail to timely register for resale the shares of our common stock issuable upon conversion of the Series A preferred stock and exercise of the June 2011 warrants issued in our June 2011 financing, which liquidated damages could adversely affect our results of operations.

We are required to register with the SEC for resale the shares of our common stock issuable upon conversion of the Series A preferred stock and exercise of the June 2011 warrants issued in our June 2011 financing. If we fail to timely register such shares of common stock for resale, we will be required to pay monthly liquidated damages to the holders of such Series A preferred stock in an amount equal to 1.0% of the subscription amount paid by such holders, up to a maximum of 3.0% such subscription amount. The payment of such liquidated damages could have an adverse effect on our results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus and the information incorporated by reference herein contain “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions.  These forward-looking statements are not guarantees of future performance.  These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements.  These risks and other factors include those listed under “Risk Factors” beginning on page 3 and as follows:

•	our history of losses and expectation of further losses;
•	the effect of poor operating results on our company;
•	the adequacy of our cash resources and our ability to raise additional capital;
•	our ability to expand our operations in both new and existing markets and our ability to develop or acquire new brands;
•	our relationships with and our dependency on our distributors;
•	the impact of supply shortages and alcohol and packaging costs in general, as well as our dependency on a limited number of suppliers and inventory requirements;
•	the success of our sales and marketing activities;
•	economic and political conditions generally, including the current recessionary economic environment and concurrent market instability;
•	the effect of competition in our industry;
•	negative publicity surrounding our products or the consumption of beverage alcohol products in general;
•	our ability to acquire and/or maintain brand recognition and acceptance;
•	trends in consumer tastes;
•	our and our strategic partners’ abilities to protect trademarks and other proprietary information;
•	the impact of litigation;
•	the impact of currency exchange rate fluctuations and devaluations on our revenues, sales and overall financial results;
•	our executive officers, directors and principal shareholders own a substantial portion of our voting stock; and
•	the impact of federal, state, local or foreign government regulations.

Except for ongoing obligations to disclose material information as required by federal securities laws, we undertake no obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All of the above factors are difficult to predict, contain uncertainties that may materially affect our actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all such factors or to assess the effect of each factor on our business.

Although we believe that the assumptions underlying the forward-looking statements contained or incorporated by reference herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included in this document or in the documents incorporated by reference may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, the inclusion of this information should not be regarded as a representation by us or by any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the resale shares covered by this prospectus, but we will receive proceeds from the sale of shelf securities and any cash exercise of the June 2011 warrants.  Except as may be otherwise set forth in any prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from sales of shelf securities and the proceeds received from the exercise of the June 2011 warrants, if any, under which some of the resale shares are issuable, for working capital and other general corporate purposes.  Pending these uses, the net proceeds may also be temporarily invested in short-term securities.

SELLING SECURITYHOLDERS

On June 8, 2011, we entered into agreements with the selling securityholders named below relating to a private placement of an aggregate of approximately $7.1 million of Series A preferred stock and June 2011 warrants to purchase 50% of the number of shares of our common stock issuable upon conversion of such Series A preferred stock.  For more information, see “Summary—Private Placement” above.  The issuance of Series A preferred stock and June 2011 warrants to certain selling securityholders who are directors, officers and other affiliates of ours is subject to shareholder approval of such issuance in accordance with the rules and regulations of the NYSE Amex.  We have undertaken to obtain such shareholder approval by the 150th calendar day following the date of the private placement and the holders of approximately 41.4% of our outstanding common stock have entered into irrevocable agreements to vote their shares of common stock in connection with the transactions.  The shares of common stock issuable to the selling securityholders who are directors, officers and other affiliates of ours are being registered for resale under this prospectus because such selling securityholders are irrevocably bound to purchase a fixed dollar amount of Series A preferred stock and June 2011 warrants for a set per share purchase price following shareholder approval, if such shareholder approval is obtained.

The shares being offered by the selling securityholders as set forth in the table below are comprised of (a) shares of common stock issuable upon conversion of their shares of Series A preferred stock, referred to below as “offered conversion shares,” (b) shares of common stock issuable as dividends on their shares of Series A preferred stock assuming the Series A preferred stock is held for at least three years, referred to below as “future dividend shares,” and (c) shares of common stock issuable upon exercise of their June 2011 warrants, referred to below as “offered warrant shares.”

Based on information provided by the selling securityholders, the table below sets forth certain information, as of July 29, 2011 unless otherwise noted, regarding the selling securityholders.  Percentage ownership of common stock is based on 107,202,145 shares of our common stock outstanding as of July 29, 2011. Also, the table below assumes for calculating each selling securityholder’s beneficial ownership, both prior to and after this offering, that options, warrants and convertible securities held by such securityholder, if any, that are exercisable or convertible within 60 days of July 29, 2011 and the Series A preferred stock and June 2011 warrants issued or to be issued to such selling securityholder have been exercised or converted and the shares underlying them added to the number of shares of our common stock deemed to be outstanding.  The table below includes the conversion of accrued but unpaid interest on the exchange debt through September 12, 2011.

Because a selling securityholder may sell all, some or none of the shares of common stock it holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by a selling securityholder upon termination of the offering.  The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the hypothetical assumption that the selling securityholder will sell all of the resale shares owned by it and covered by this prospectus.

Pursuant to the articles of designation for our Series A preferred stock, referred to as the articles of designation, and the terms of the June 2011 warrants, until shareholder approval of the June 2011 financing is obtained in accordance with the rules and regulations of the NYSE Amex, no holder of such securities is permitted to convert its shares of Series A preferred stock or exercise its June 2011 warrants to the extent that any such conversion or exercise would result in such holder’s beneficial ownership, after giving effect to such conversion or exercise, of more than 19.99% of our common stock outstanding as of the date of the June 2011 financing.  The information in the table below is presented assuming that such shareholder approval has been obtained.

	Shares Beneficially Owned Before Offering		Number of Shares	Shares Beneficially Owned After Offering
Name	Number of Shares	Percentage	Offered1	Number of Shares	Percentage
Alpha Capital Anstalt2	3,011,514	2.7%	3,011,514	—	—
Mark E. Andrews III3	4,040,901	3.7%	1,867,371	2,173,530	2.0%
Mark E. Andrews IV4	971,233	*	602,304	368,929	*
Betts & Scholl, LLC5	646,608	*	646,608	—	—
Michael Brauser6	301,152	*	301,152	—	—

	Shares Beneficially Owned Before Offering		Number of Shares	Shares Beneficially Owned After Offering
Name	Number of Shares	Percentage	Offered1	Number of Shares	Percentage
Cranshire Capital LP7	406,564	*	406,564	—	—
Elizabeth A. duPont8	971,233	*	602,304	368,929	*
Freestone Advantage Partners, LP9	45,173	*	45,173	—	—
Frost Gamma Investments Trust10	43,665,200	34.2%	20,532,845	23,132,355	18.1%
John S. Glover11	672,088	*	301,152	370,936	*
GRQ Consultants, Inc. 401(k)12	1,204,607	1.1%	1,204,607	—	—
Horberg Enterprises Limited Partnership13	1,995,144	1.8%	903,456	1,091,688	1.0%
Iroquois Master Fund Ltd.14	301,152	*	301,152	—	—
IVC Investments, LLLP15	1,265,067	1.2%	1,265,067	—	—
David M. Knott16	1,505,758	1.4%	1,505,758	500,000	*
Lafferty Ltd.17	7,115,561	6.6%	615,746	6,499,815	6.0%
Richard J. Lampen18	2,427,720	2.2%	1,566,219	861,501	*
L. G. Rice19	180,693	*	180,693	—	—
Peter G. Schiff20	1,838,364	1.7%	1,505,758	332,606	*
SK Partners21	3,011,514	2.7%	3,011,514	—	—
Jacqueline Simkin Trust As Amended and Restated 12/16/200322	2,696,622	2.5%	1,218,050	1,478,572	1.4%
Alfred J. Small23	253,967	*	30,117	223,850	*
Vector Group Ltd.24	12,727,217	11.7%	1,298,641	11,428,576	10.5%

* Less than one percent.
1 Represents, for each selling securityholder, its offered conversion shares, offered warrant shares and future dividend shares.
2 Includes (a) 1,644,737 offered conversion shares issuable upon conversion of 500 shares of Series A preferred stock issued to the holder, (b) 544,408 future dividend shares issuable on such Series A preferred stock, and (c) 822,369 offered warrant shares.  Konrad Ackermann has voting and investment power over the securities owned by the selling securityholder, as its director.
3 Includes (a) 690,908 offered conversion shares issuable upon conversion of 210.03562 shares of Series A preferred stock to be issued to the selling securityholder following shareholder approval, (b) 228,705 future dividend shares issuable on such Series A preferred stock, (c) 345,454 offered warrant shares issuable upon the exercise of June 2011 warrants to be issued to the selling securityholder following shareholder approval, (d) 1,183,079 shares of common stock held by Knappogue Corp., which is controlled by Mr. Andrews and his family, of which shares. Mr. Andrews disclaims beneficial ownership of these except to the extent of his pecuniary interest therein, (e) 206,250 shares of common stock issuable upon exercise of options exercisable within 60 days of July 29, 2011 and (f) 750,626 shares of common stock held jointly by Mr. Andrews’ with his wife.  Also includes (a) 328,948 offered conversion shares issuable upon conversion of 100 shares of Series A preferred stock to be issued to UBS Financial Services Inc. not in its corporate capacity but solely as custodian of the individual retirement account of “Mark Edwin Andrews III” following shareholder approval, (b) 108,882 future dividend shares issuable on such Series A preferred stock, (c) 164,474 offered warrant shares issuable upon the exercise of June 2011 warrants to be issued to such holder following shareholder approval.  UBS Financial Services Inc. is a registered broker-dealer.  We have been advised that the shares of Series A preferred stock and June 2011 warrants to be issued to UBS Financial Services Inc. following shareholder approval were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.  Does not include shares of common stock held by Mark E. Andrews IV or Elizabeth A. duPont, Mr. Andrews’ children, of which the selling securityholder disclaims beneficial ownership.  The selling securityholder disclaims beneficial ownership of the foregoing resale shares until shareholder approval of the issuance thereof in accordance with the rules and regulations of the NYSE Amex.  The selling securityholder has served as our chairman of the board since December 2003 and served as our chief executive officer from December 2003 until November 2008.
4 Includes (a) 328,948 offered conversion shares issuable upon conversion of 100 shares of Series A preferred stock to be issued to the selling securityholder following shareholder approval, (b) 108,882 future dividend shares issuable on such Series A preferred stock, and (c) 164,474 offered warrant shares issuable upon the exercise of June 2011 warrants to be issued to the selling securityholder following shareholder approval.  Does not include shares of common stock held by Mark E. Andrews III, the selling securityholder’s father, of which the selling securityholder disclaims beneficial ownership.  The selling securityholder disclaims beneficial ownership of the foregoing resale shares until shareholder approval of the issuance thereof in accordance with the rules and regulations of the NYSE Amex.
5 Includes (a) 353,139 offered conversion shares issuable upon conversion of 107.35423  shares of Series A preferred stock to be issued to the selling securityholder following shareholder approval, (b) 116,899 future dividend shares issuable on such Series A preferred stock, and (c) 176,570 offered warrant shares issuable upon the exercise of June 2011 warrants to be issued to the selling securityholder following shareholder approval.  Does not include shares of common stock held by Mr. Dennis Scholl, one of our directors since September 2009 and an affiliate of the selling securityholder.  The selling securityholder disclaims beneficial ownership of the foregoing resale shares until shareholder approval of the issuance thereof in accordance with the rules and regulations of the NYSE Amex.  Mr. Scholl has voting and investment power over the securities owned by the selling securityholder, as its managing member.
6 Includes (a) 164,474 offered conversion shares issuable upon conversion of 50 shares of Series A preferred stock issued to the holder, (b) 54,441 future dividend shares issuable on such Series A preferred stock, and (c) 82,237 offered warrant shares.

7 Includes (a) 222,040 offered conversion shares issuable upon conversion of 67.50016 shares of Series A preferred stock issued to the holder, (b) 73,504 future dividend shares issuable on such Series A preferred stock, and (c) 111,020 offered warrant shares.  Downsview Capital, Inc., referred to as Downsview, is the general partner of Cranshire Capital, L.P., referred to as Cranshire, and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares of common stock beneficially owned by Cranshire.
8 Includes (a) 328,948 offered conversion shares issuable upon conversion of 100 shares of Series A preferred stock to be issued to the selling securityholder following shareholder approval, (b) 108,882 future dividend shares issuable on such Series A preferred stock, and (c) 164,474 offered warrant shares issuable upon the exercise of June 2011 warrants to be issued to the selling securityholder following shareholder approval.  Does not include shares of common stock held by Mark E. Andrews III, the selling securityholder’s father, of which the selling securityholder disclaims beneficial ownership.  The selling securityholder disclaims beneficial ownership of the foregoing resale shares until shareholder approval of the issuance thereof in accordance with the rules and regulations of the NYSE Amex.
9 Includes (a) 24,670 offered conversion shares issuable upon conversion of 7.49968 shares of Series A preferred stock issued to the holder, (b) 8,168 future dividend shares issuable on such Series A preferred stock, and (c) 12,335 offered warrant shares.  Downsview is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account.  Mr. Kopin, President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held in such account which are being registered hereunder.
10 Includes (a) 11,213,998 offered conversion shares issuable upon conversion of 3,409.0548 shares of Series A preferred stock to be issued to the selling securityholder following shareholder approval, (b) 3,711,847 future dividend shares issuable on such Series A preferred stock, and (c) 5,607,000 offered warrant shares issuable upon the exercise of June 2011 warrants to be issued to the selling securityholder following shareholder approval.  Does not include shares of common stock held by Dr. Phillip Frost, who is the sole trustee of the selling securityholder and may be deemed to share beneficial ownership of the securities held by the selling securityholder with the selling securityholder.  Frost Gamma Limited Partnership is the sole and exclusive beneficiary of the selling securityholder.  Frost is one of two limited partners of Frost Gamma Limited Partnership.  The general partner of Frost Gamma Limited Partnership is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation.  Dr. Frost is also the sole shareholder of Frost-Nevada Corporation.  The selling securityholder disclaims beneficial ownership of the foregoing resale shares until shareholder approval of the issuance thereof in accordance with the rules and regulations of the NYSE Amex.  Dr. Frost is the chairman of the board of directors of Ladenburg Thalmann Financial Services, Inc., parent company of Ladenburg Thalmann & Co., Triad Advisors, Inc. and Investacorp Inc., each registered broker-dealers. We have been advised that the shares of Series A preferred stock and June 2011 warrants to be issued to Dr. Frost following shareholder approval were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.  Dr. Frost has served as one of our directors since October 2008 and is one of our principal shareholders.
11 Includes (a) 164,474 offered conversion shares issuable upon conversion of 50 shares of Series A preferred stock to be issued to the selling securityholder following shareholder approval, (b) 54,441 future dividend shares issuable on such Series A preferred stock, (c) 82,237 offered warrant shares issuable upon the exercise of June 2011 warrants to be issued to the selling securityholder following shareholder approval, (d) 156,650 shares of common stock issuable upon exercise of options exercisable within 60 days of July 29, 2011 and (e) 214,286 shares of restricted common stock.  The selling securityholder disclaims beneficial ownership of the foregoing resale shares until shareholder approval of the issuance thereof in accordance with the rules and regulations of the NYSE Amex.  The selling securityholder has served as our chief operating officer since October 2008 and previously served as our senior vice president — marketing from February 2008 to October 2008.
12 Includes (a) 657,895 offered conversion shares issuable upon conversion of 200 shares of Series A preferred stock issued to the holder, (b) 217,764 future dividend shares issuable on such Series A preferred stock, and (c) 328,948 offered warrant shares.  Barry Honig has voting and investment power over the securities owned by the selling securityholder, as its trustee.
13 Includes (a) 493,422 offered conversion shares issuable upon conversion of 150 shares of Series A preferred stock issued to the holder, (b) 163,323 future dividend shares issuable on such Series A preferred stock, and (c) 246,711 offered warrant shares.  Howard Todd Horberg has voting and investment power over the securities owned by the selling securityholder, as its president.
14 Includes (a) 164,474 offered conversion shares issuable upon conversion of 50 shares of Series A preferred stock issued to the holder, (b) 54,441 future dividend shares issuable on such Series A preferred stock, and (c) 82,237 offered warrant shares.  The selling securityholder has advised us that Iroquois Capital Management L.L.C., referred to as Iroquois Capital, is the investment manager of Iroquois Master Fund Ltd., referred to as IMF.  Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF.  As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership of the securities held by IMF.
15 Includes (a) 690,908 offered conversion shares issuable upon conversion of 210.03562 shares of Series A preferred stock to be issued to the selling securityholder following shareholder approval, (b) 228,705 future dividend shares issuable on such Series A preferred stock and (c) 345,454 offered warrant shares issuable upon the exercise of June 2011 warrants to be issued to the selling securityholder following shareholder approval.  Does not include shares of common stock beneficially owned by Mr. Glenn Halpryn, one of our directors since October 2008 and an affiliate of the selling securityholder.  The selling securityholder disclaims beneficial ownership of the foregoing resale shares until shareholder approval of the issuance thereof in accordance with the rules and regulations of the NYSE Amex.  Mr. Halpryn is the president and a director of United Security Corporation, a registered broker-dealer. We have been advised that the shares of Series A preferred stock and June 2011 warrants to be issued to the selling securityholder following shareholder approval were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.
16 Includes (a) 822,369 offered conversion shares issuable upon conversion of 250 shares of Series A preferred stock issued to the holder, (b) 272,204 future dividend shares issuable on such Series A preferred stock, and (c) 411,185 offered warrant shares.
17 Includes (a) 336,284 offered conversion shares issuable upon conversion of 102.23014 shares of Series A preferred stock to be issued to the selling securityholder following shareholder approval, (b) 111,320 future dividend shares issuable on such Series A preferred stock, and (c) 168,142 offered warrant shares issuable upon the exercise of June 2011 warrants to be issued to the selling securityholder following shareholder approval.  The selling securityholder disclaims beneficial ownership of the foregoing resale shares until shareholder approval of the issuance thereof in accordance with the rules and regulations of the NYSE Amex.  The selling securityholder is one of our principal shareholders.

18 Includes (a) 855,382 offered conversion shares issuable upon conversion of 260.03562 shares of Series A preferred stock to be issued to the selling securityholder following shareholder approval, (b) 283,146 future dividend shares issuable on such Series A preferred stock, (c) 427,691 offered warrant shares issuable upon the exercise of June 2011 warrants to be issued to the selling securityholder following shareholder approval, and (d) 600,000 shares of common stock issuable upon exercise of options exercisable within 60 days of July 29, 2011.  The selling securityholder disclaims beneficial ownership of the foregoing resale shares until shareholder approval of the issuance thereof in accordance with the rules and regulations of the NYSE Amex.  The selling securityholder is the president and chief executive officer and a member of the board of directors of Ladenburg Thalmann Financial Services, Inc., parent company of Ladenburg Thalmann & Co., Triad Advisors, Inc. and Investacorp Inc., each registered broker-dealers. We have been advised that the shares of Series A preferred stock and June 2011 warrants to be issued to the selling securityholder following shareholder approval were purchased in the ordinary course of business and, at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.  The selling securityholder has served as our president and chief executive officer and as one of our directors since October 2008.
19 Includes (a) 98,685 offered conversion shares issuable upon conversion of 30 shares of Series A preferred stock issued to the holder, (b) 32,665 future dividend shares issuable on such Series A preferred stock, and (c) 49,343 offered warrant shares.
20 Includes (a) 822,369 offered conversion shares issuable upon conversion of 250 shares of Series A preferred stock issued to the holder, (b) 272,204 future dividend shares issuable on such Series A preferred stock, and (c) 411,185 offered warrant shares.
21 Includes (a) 1,644,737 offered conversion shares issuable upon conversion of 500 shares of Series A preferred stock issued to the holder, (b) 544,408 future dividend shares issuable on such Series A preferred stock, and (c) 822,369 offered warrant shares.  Peter G. Schiff has voting and investment power over the securities owned by the selling securityholder, as its general partner.
22 Includes (a) 328,948 offered conversion shares issuable upon conversion of 100 shares of Series A preferred stock issued to the holder, (b) 108,882 future dividend shares issuable on such Series A preferred stock, (c) 164,474 offered warrant shares.  Also includes, (a) 336,284 offered conversion shares issuable upon conversion of 102.23014 shares of Series A preferred stock to be issued to the selling securityholder following shareholder approval, (b) 111,320 future dividend shares issuable on such Series A preferred stock, and (c) 168,142 offered warrant shares issuable upon the exercise of June 2011 warrants to be issued to the selling securityholder following shareholder approval; the selling securityholder disclaims beneficial ownership of the foregoing resale shares until shareholder approval of the issuance thereof in accordance with the rules and regulations of the NYSE Amex.  Jacqueline Simkin has voting and investment power over the securities owned by the selling securityholder, as its trustee.
23 Includes (a) 16,448 offered conversion shares issuable upon conversion of 5 shares of Series A preferred stock to be issued to the selling securityholder following shareholder approval, (b) 5,445 future dividend shares issuable on such Series A preferred stock, (c) 8,224 offered warrant shares issuable upon the exercise of June 2011 warrants to be issued to the selling securityholder following shareholder approval, (d) 73,850 shares of common stock issuable upon exercise of options exercisable within 60 days of July 29, 2011 and (e) 150,000 shares of restricted common stock.  The selling securityholder disclaims beneficial ownership of the foregoing resale shares until shareholder approval of the issuance thereof in accordance with the rules and regulations of the NYSE Amex.  The selling securityholder has served as our senior vice president, chief financial officer, secretary and treasurer since January 2009 and previously served as our senior vice president and chief financial officer from November 2007 until January 2009.
24 Includes (a) 709,247 offered conversion shares issuable upon conversion of 215.61096 shares of Series A preferred stock to be issued to the selling securityholder following shareholder approval, (b) 234,770 future dividend shares issuable on such Series A preferred stock, and (c) 35,624 offered warrant shares issuable upon the exercise of June 2011 warrants to be issued to the selling securityholder following shareholder approval.  The selling securityholder disclaims beneficial ownership of the foregoing resale shares until shareholder approval of the issuance thereof in accordance with the rules and regulations of the NYSE Amex.  The selling securityholder is one of our principal shareholders.

DESCRIPTION OF CAPITAL STOCK

The following summarizes certain material terms and provisions of our common stock and our Series A preferred stock.  It does not purport to be complete, however, and is qualified in its entirety by reference to Florida law and by the actual terms and provisions contained in our articles of incorporation, as amended, and bylaws.

Overview - Authorized and Outstanding Shares

As of July 29, 2011, under our articles of incorporation, as amended, we had the authority to issue:

•	225,000,000 shares of common stock, par value $0.01 per share; and

•	25,000,000 shares of preferred stock, par value $0.01 per share, which are issuable in series on terms determined by our Board of Directors.

As of July 29, 2011:

•	107,202,145 shares of our common stock were outstanding; and

•	Approximately 7,127 shares of our Series A preferred stock were outstanding or we have entered into agreements to issue such shares.

The following descriptions set forth certain general terms and provisions of our common stock and Series A preferred stock to which a supplement to this prospectus may relate.  The particular terms of the shares of common stock and Series A preferred stock being offered and the extent to which the general provisions may apply will be described in the applicable supplement to this prospectus.  If so indicated in the applicable supplement to this prospectus, the terms of any series of shares of capital stock may differ from the terms set forth below, except with respect to those terms required by our articles of incorporation, as amended, and bylaws.

Rights of Our Common Stock

Preemptive Rights.  The holders of our common stock do not have preemptive rights to purchase or subscribe for any stock or other securities of ours.

Voting Rights.  Each outstanding share of our common stock is entitled to one vote per share.

Dividends.  Holders of our common stock are entitled to receive dividends or other distributions when and if declared by our Board of Directors.  The right of our Board of Directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock and the availability of sufficient funds under Florida law to pay dividends.

Liquidation Rights.  In the event of the liquidation of our company, subject to the rights, if any, of the holders of other classes of our capital stock, the holders of our common stock are entitled to receive any of our assets available for distribution to our shareholders ratably in proportion to the number of shares held by them.

Listing.  We list our common stock on the NYSE Amex under the symbol “ROX.”

Additionally, please see “Description of Capital Stock—Material Provisions of our Articles of Incorporation and Bylaws.”

Rights of Our Preferred Stock

Series A Preferred Stock

Dividends.  Holders of Series A preferred stock are entitled to receive cumulative dividends thereon at the rate per share (as a percentage of the stated value of $1,000 per share, referred to as the stated value) of 10% per annum (calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods), whether or not declared by the Board of Directors, which dividends are payable upon conversion of the Series A preferred stock or upon a liquidation (as defined below) (with respect only to Series A preferred stock not previously converted) in an amount of duly authorized, validly issued, fully paid and non-assessable shares of common stock (the dollar amount to be paid in shares of common stock referred to as the dividend share amount) equal to the quotient of (x) the applicable dividend share amount divided by (y) the conversion price (as defined below).

Voting Rights.  The Series A preferred stock will be voted equally with the shares of common stock and not as a separate class, at any annual or special meeting of shareholders of our company, and may act by written consent in the same manner as the common stock, in either case upon the following basis:  each holder of Series A preferred stock will be entitled to the number of votes equal to the whole number of shares of common stock into which such holder’s aggregate number of shares of Series A preferred stock are convertible pursuant to the articles of designation immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent, subject to the issuable maximum (as defined below).  As long as any shares of Series A preferred stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A preferred stock, (i) alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the articles of designation, (ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to the Series A preferred stock, (iii) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A preferred stock, (iv) increase the number of authorized shares of Series A preferred stock, or (v) enter into any agreement with respect to any of the foregoing; provided, however, that as long as any shares of Series A preferred stock are outstanding, we may not alter or amend the anti-dilution provisions of the articles of designation without the affirmative vote of the holders of 67% of the then outstanding shares of Series A preferred stock.

Rank.  With respect to distributions upon liquidation, the Series A preferred stock ranks senior to all classes of our common stock and to each other class of our capital stock existing now or hereafter created that are not specifically designated as ranking senior to the Series A preferred stock.  We may not issue any capital stock that is senior to the Series A preferred stock unless such issuance is approved by the affirmative vote of the holders of a majority of the then outstanding shares of the Series A preferred stock voting separately as a class.

Liquidation Preference.  Upon any liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, referred to as a liquidation, the holders of Series A preferred stock will be entitled to receive out of the assets, whether capital or surplus, of our company an amount equal to the stated value, plus any accrued and unpaid dividends thereon and any other fees then due and owing thereon under the articles of designation, for each share of Series A preferred stock before any distribution or payment shall be made to the holders of any junior securities, and if the assets of our company are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series A preferred stock will be ratably distributed among such holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion.  Each share of Series A preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock (subject to the limitations set forth in the articles of designation) determined by dividing the stated value of such share of Series A preferred stock by the conversion price, which is initially $0.304, referred to as the conversion price, subject to adjustment as provided in the articles of designation, including in the event that, during the threshold period (as defined in the articles of designation), we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents (as defined in the articles of designation) entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price, referred to as a dilutive issuance.  The conversion price is based on the average closing price of our common stock as reported on the NYSE Amex for the five trading days preceding the execution of the three Securities Purchase Agreements and the Exchange Agreement, referred to collectively as the Purchase Agreements, which were entered into on June 8, 2011.  We may not effect any conversion of the Series A preferred stock, and a holder will not have the right to convert any portion of the Series A preferred stock, to the extent that, after giving effect to the conversion, such holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of the Series A preferred stock held by the applicable holder, referred to as the beneficial ownership limitation.  A holder, upon not less than 61 days’ prior written notice to us, may increase or decrease the beneficial ownership limitation applicable to its Series A preferred stock; any such increase or decrease will not be effective until the 61st day after such notice is delivered to us and will only apply to such holder and no other holder; provided, however, that the beneficial ownership limitation will not apply to any holder whose beneficial ownership of common stock exceeded the beneficial ownership limitation as of the date of issuance of such holder’s Series A preferred stock.

Issuance Limitation.  Until such time as we have obtained the approval of its shareholders required by the applicable rules and regulations of the NYSE Amex with respect to the transactions contemplated by the Purchase Agreements, we may not issue, upon conversion of the Series A preferred stock, a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the date of the Purchase Agreements and prior to such conversion (i) in connection with any conversion of Series A preferred stock issued pursuant to the Purchase Agreements and (ii) in connection with the exercise of any June 2011 warrants issued pursuant to the Purchase Agreements would exceed 19.99% of the shares of common stock outstanding as of the date of the Purchase Agreements (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares referred to as the issuable maximum.  Each holder of Series A preferred stock shall be entitled to a percentage of the issuable maximum equal to the quotient obtained by dividing (x) the original stated value of such holder’s Series A preferred stock by (y) the aggregate stated value of all Series A preferred stock issued on the original issue date (as defined in the articles of designation).  In addition, each holder may allocate its pro-rata portion of the issuable maximum among Series A preferred stock and June 2011 warrants held by it in its sole discretion.

Forced Conversion.  If (i) there is an effective registration statement covering the shares of common stock issuable upon conversion of the Series A preferred stock or all such shares may be sold pursuant to Rule 144 without the requirement for us to be in compliance with Rule 144(c)(1), (ii) the average daily volume of the common shares exceeds $100,000 per trading day and (iii) the VWAP (as defined in the articles of designation) for at least 20 trading days during any 30 consecutive trading day period exceeds $0.76 (subject to adjustment), we may convert all or any portion of the outstanding Series A preferred stock into shares of common stock.  To the extent that a forced conversion would result in a holder exceeding the beneficial ownership limitation, then the shares of common stock issuable to such holder will be held in abeyance and will not be distributed to such holder for a period of 71 days following the effective date of the notice regarding the forced conversion, or such time during such 71-day period, if ever, as the distribution of such shares would not result in the holder exceeding the beneficial ownership limitation.  In the event of a fundamental transaction (as defined in the articles of designation), we may convert all of the Series A preferred stock plus all accrued but unpaid dividends thereon into common stock concurrently with the consummation of such fundamental transaction.

Preferred Stock

We are authorized to issue preferred stock with such designation, rights and preferences as may be determined from time to time by our Board of Directors.  Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock and, in certain instances, could adversely affect the market price of this stock.  In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company or making removal of management more difficult.  Please see “Description of Capital Stock—Material Provisions of our Articles of Incorporation and Bylaws.”

Material Provisions of our Articles of Incorporation and Bylaws

Our articles of incorporation, as amended, and bylaws, contain provisions that could discourage, delay or prevent a tender offer or takeover attempt at a price which many shareholders may find attractive.  The existence of these provisions could limit the price that investors might otherwise pay in the future for shares of our common stock.

Articles of Incorporation, as Amended, and Bylaws

Blank Check Preferred Stock.  As noted above, our preferred stock could be issued quickly and utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company or make removal of management more difficult.  As of the date of the prospectus, we have issued or have entered into agreements to issue approximately 7,127 shares of our Series A preferred stock.

Election of Directors.  Our Amended and Restated Articles of Incorporation provides for the filling of vacancies occurring on the Board of Directors by certain votes of the remaining directors. These provisions may discourage a third party from voting to remove incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by that removal with its own nominees.

Indemnification. Our articles of incorporation, as amended, and bylaws provide for indemnification of our officers and directors to the fullest extent allowed by applicable law.  We have also obtained liability insurance for our officers and directors in the amount of $10.0 million.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Florida Anti-Takeover Statute

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.  Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

•	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

•	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

•
the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation’s outstanding voting shares.  We have not made an election in our articles of incorporation, as amended, to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition.  A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

DESCRIPTION OF WARRANTS

The following summary describes generally the terms of warrants that we may offer from time to time in one or more series.  The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants.  The following description of the warrants, and any description of the warrants in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the underlying warrant agreement, which we will file with the SEC at or prior to the time of the sale of the warrants.  You should refer to, and read this summary together with, the warrant agreement and the applicable prospectus supplement to review the terms of a particular series of our common or preferred stock that may be important to you.  You can obtain copies of any form of warrant agreement or other agreement pursuant to which the warrants are issued by following the directions described under the caption “Where You Can Find Additional Information.”

We may issue warrants to purchase shares of our common stock.  We may issue warrants independently or together with any other securities, and the warrants may be attached to, or separate from, any other securities.  Each series of warrants to be issued will be issued under a separate warrant agreement between us and a warrant agent specified in the related prospectus supplement.  The warrant agent will act solely as our agent in connection with the warrants of a series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of the warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued and sold;

•	the designation, number and terms of the shares of common stock purchasable upon exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each such security;

•	the price at which the common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a summary of the United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.  Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the respective underlying securities purchasable upon exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the shelf securities to one or more underwriters or broker-dealers for public offering and sale by them, or we may sell the shelf securities to investors directly or through agents.  The applicable prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, broker-dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the shelf securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and the net proceeds we will receive from such sale;

•	any discounts or concessions allowed or reallowed or paid to broker-dealers; and

•	any securities exchange or market on which the shelf securities offered in the prospectus supplement may be listed.

We may distribute the shelf securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies, including in “at-the-market” offerings.  We may sell the shelf securities through a rights offering, forward contracts or similar arrangements.  Any common stock sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the NYSE Amex.

Each selling securityholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their resale shares covered hereby on the NYSE Amex or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling securityholder may use any one or more of the following methods when selling resale shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any underwriting discounts or other compensation which we or the selling securityholders pay to underwriters or agents in connection with the offering of the shelf securities or the resale shares, as applicable, and any discounts, concessions or commissions which underwriters allow to broker-dealers, will be set forth in the prospectus supplement.  Underwriters and the selling securityholders may sell the shelf securities and resale shares, as applicable, to or through broker-dealers (and broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales), and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and the selling securityholders and commissions from the purchasers for whom they may act as agents in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The selling securityholders and any underwriters, broker-dealers or agents that are involved in the distribution of the shelf securities and the resale shares, as applicable, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such distributions.  In such event, any discounts or commissions they receive and any profit on the resale of our securities they realize may be deemed to be underwriting commissions or discounts under the Securities Act.  Any such underwriter or agent will be identified, and any such compensation received from us, will be described in the applicable supplement to this prospectus.  Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our shelf securities will be subject to conditions precedent and the underwriters will be obligated to purchase all our offered shelf securities if any are purchased.  The public offering price and any discounts or concessions allowed or reallowed or paid to broker-dealers may be changed from time to time.  Each selling securityholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event shall any broker-dealer receive fees, commissions and markups in connection with selling the resale shares that, in the aggregate, would exceed eight percent (8%).

Because the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any resale shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  The selling securityholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling securityholders.

Underwriters and their controlling persons, broker-dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.  We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.  We are also required to pay certain fees and expenses incurred by us incident to the registration of the resale shares.

The shelf securities being offered under this prospectus, other than our common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement.  It has not presently been established whether the underwriters, if any, as identified in a prospectus supplement, will make a market in the shelf securities.  If the underwriters make a market in the shelf securities, the market making may be discontinued at any time without notice.  We cannot provide any assurance as to the liquidity of the trading market for the shelf securities.

An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws.  Over-allotment involves sales in excess of the offering size, which creates a short position.  Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a broker-dealer when the securities originally sold by the broker-dealer are purchased in a covering transaction to cover short positions.  Those activities may cause the price of the securities to be higher than it would otherwise be.  The underwriters may engage in these activities on any exchange or other market in which the securities may be traded.  If commenced, the underwriters may discontinue these activities at any time.  In connection with the sale of the common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling securityholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us and our subsidiaries in the ordinary course of business.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the resale shares may be resold by the selling securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the resale shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling securityholders or any other person.  We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The legality of the securities offered by this prospectus has been or will be passed upon by Greenberg Traurig, P.A., Miami, Florida.

EXPERTS

EisnerAmper LLP (formerly Eisner LLP), an independent registered public accounting firm, has audited our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended March 31, 2011.  Our consolidated financial statements have been so incorporated in reliance on the report of EisnerAmper LLP (formerly Eisner LLP), given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS SUPPLEMENTS

This prospectus provides you with a general description of the proposed offering of the shelf securities and resale shares.  Each time that we or the selling securityholders sell shelf securities or resale shares under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may add to, update, or change information contained in this prospectus and should be read as superseding this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

The prospectus supplement will describe the terms of any offering of shelf securities or resale shares, including the offering price to the public in that offering, the purchase price and net proceeds of that offering, and the other specific terms related to that offering of shelf securities or resale shares.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  Our SEC filings are also available at http://www.castlebrandsinc.com.  We do not intend for information contained in our website, or those of our subsidiaries, to be a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K and any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) until all of the shelf securities and resale shares are sold:

•	our annual report on Form 10-K for the fiscal year ended March 31, 2011 filed with the SEC on June 29, 2011 as amended on July 29, 2011;

•	our current reports on Form 8-K filed with the SEC on June 9, 2011, June 14, 2011, July 8, 2011 and July 27, 2011; and

•
the description of our common stock contained in Castle Delaware’s registration statement on Form 8-A filed with the SEC on March 31, 2006 (File No. 001-32849), including any amendment or report filed for the purpose of updating such description.

We will provide without charge to each person, including any stockholder, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Requests should be directed to Castle Brands Inc., Attention: Investor Relations, 122 East 42nd Street, Suite 4700, New York, New York 10168 or by telephone at (646) 356-0200.

CASTLE BRANDS INC.

Common Stock
Warrants

PROSPECTUS

                     , 2011

PART TWO
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the distribution of the shelf securities and resale shares being registered are as follows:

SEC Registration and Filing Fee	$45,000
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$3,500
Printing	$5,000
Miscellaneous	$1,500
TOTAL	$105,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are incorporated in the State of Florida and subject to the Florida Business Corporation Act, or the Florida Act.   Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850 of the Florida Act, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0850 of the Florida Act, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under Section 607.0850 of the Florida Act, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the Florida Act are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

Article VII of our articles of incorporation and Article VIII of our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law, as now in effect or later amended. Article VII of our articles of incorporation provides that expenses incurred by a director or officer in defending a civil or criminal action, suit, or proceeding may be paid by us in advance of a final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the advanced amount if he or she is ultimately found not to be entitled to indemnification.

We may provide liability insurance for each of our directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers. We currently maintain this type of liability insurance.

Also, we have entered into indemnification agreements with all of our directors and executive officers whereby we have agreed to indemnify, and advance expenses to, such persons to the fullest extent permitted by applicable law. Each indemnification agreement also establishes processes and procedures for indemnification claims, advancement of expenses and other determinations with respect to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, it is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 16. EXHIBITS

Exhibit Number	Incorporated By Reference from Description	No. in Document	Document	Page
4.1	Articles of Amendment to Articles of Incorporation Designating the Preferences, Rights and Limitations of 10% Series A Convertible Preferred Stock of the Company	3.1	Current Report on Form 8-K filed by the Company on June 9, 2011	—
4.2	Form of Common Stock Purchase Warrant	4.1	Current Report on Form 8-K filed by the Company on June 9, 2011	—
5.1	Opinion of Greenberg Traurig, P.A.	—	—	Filed Herewith
23.1	Consent of EisnerAmper LLP	—	—	Filed Herewith
23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)	—	—	—
24.1	Power of Attorney (included on signature page of this Registration Statement)	—	—	Filed Herewith

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Item 17. UNDERTAKINGS

(a)          The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the Registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(B)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)          If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)         Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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(d)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 2, 2011.

CASTLE BRANDS INC.
(Registrant)

By:	/s/ Alfred J. Small
Name:	Alfred J. Small
Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints each of Richard J. Lampen, John Glover and Alfred J. Small, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD J. LAMPEN	President and Chief Executive Officer and Director	August 2, 2011
Richard J. Lampen	(Principal Executive Officer)

/s/ ALFRED J. SMALL	Senior Vice President, Chief Financial Officer,	August 2, 2011
Alfred J. Small	Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ MARK ANDREWS	Director	August 2, 2011
Mark Andrews

/s/ JOHN F. BEAUDETTE	Director	August 2, 2011
John F. Beaudette

/s/ HENRY C. BEINSTEIN	Director	August 2, 2011
Henry C. Beinstein

/s/ HARVEY P. EISEN	Director	August 2, 2011
Harvey P. Eisen

/s/ PHILLIP FROST, M.D.	Director	August 2, 2011
Phillip Frost, M.D.

/s/ GLENN L. HALPRYN	Director	August 2, 2011
Glenn L. Halpryn

/s/ MICAELA PALLINI	Director	August 2, 2011
Micaela Pallini

/s/ STEVEN D. RUBIN	Director	August 2, 2011
Steven D. Rubin

/s/ DENNIS SCHOLL	Director	August 2, 2011
Dennis Scholl

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EXHIBIT INDEX

Exhibit Number	Incorporated By Reference from Description	No. in Document	Document	Page
4.1	Articles of Amendment to Articles of Incorporation Designating the Preferences, Rights and Limitations of 10% Series A Convertible Preferred Stock of the Company	3.1	Current Report on Form 8-K filed by the Company on June 9, 2011	—
4.2	Form of Common Stock Purchase Warrant	4.1	Current Report on Form 8-K filed by the Company on June 9, 2011	—
5.1	Opinion of Greenberg Traurig, P.A.	—	—	Filed Herewith
23.1	Consent of EisnerAmper LLP	—	—	Filed Herewith
23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)	—	—	—
24.1	Power of Attorney (included on signature page of this Registration Statement)	—	—	Filed Herewith